Exhibit 1.01

Spirit AeroSystems Holdings, Inc.

Conflict Minerals Report

For the reporting period from January 1, 2016 to December 31, 2016

This is the Conflict Minerals Report (“CMR”) of Spirit AeroSystems Holdings, Inc. and its consolidated subsidiaries (the “Company”) prepared in accordance with Rule 13p-1 (“Rule 13p-1”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Unless the context indicates otherwise, the terms “we,” “its,” “us,” and “our” refer to the Company.

Introduction

Rule 13p-1 requires disclosure of certain information when a registrant manufactures, or contracts to manufacture, products for which Conflict Minerals (as defined below) are necessary to the functionality or production of those products.  Conflict Minerals are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”).

If any Conflict Minerals are necessary to the functionality or production of products manufactured, or contracted to be manufactured, by a registrant, Rule 13p-1 requires such registrant to conduct in good faith a reasonable country of origin inquiry (“RCOI”) that is reasonably designed to determine whether any of the Conflict Minerals originated in the Democratic Republic of the Congo, Angola, Burundi, the Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, or Zambia (collectively, the “Covered Countries,” and, each, a “Covered Country”), or are from recycled or scrap sources.

The Company is an independent non-OEM aircraft parts designer and manufacturer of aerostructures, such as fuselages, propulsion systems, and wing systems for commercial and military aircraft.  The Company’s operations include certain products for which Conflict Minerals are necessary to their functionality or production.

This CMR relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2016. These products, which are referred to in this CMR collectively as the “Covered Products,” are the following: Forward Fuselage, Mid-section Fuselage Sections, Nacelles, Struts/Pylons, Flight Control Surfaces, and Wing Structures.

The Company’s Conflict Minerals Policy

The Company’s Conflict Minerals Policy is available on its website at http://www.spiritaero.com/suppliers/conflict-minerals-policy/ and is set forth on Appendix A.

Good Faith Reasonable County of Origin Inquiry

In accordance with Rule 13p-1, the Company has conducted an RCOI regarding its necessary Conflict Minerals.  This RCOI was reasonably designed to determine whether any of the Company’s necessary Conflict Minerals originated in one or more of the Covered Countries, or whether any of such Conflict Minerals are from recycled or scrap sources.

The Company conducted an internal assessment of its global supply chain (based on statements of work, bills of materials, and the results of its due diligence efforts from the prior year reporting period) to determine which of its products and components contain, or may contain, Conflict Minerals.

Based on this assessment, the Company identified 226 manufacturing suppliers that supplied the Company with products or components that contain, or may contain, Conflict Minerals (“Relevant Suppliers”). The Company sent an e-mail communication (or hard copy mailing for undeliverable e-mail addresses) to all Relevant Suppliers which included the following:

•	a description of the Company’s reporting requirements under, and the supplier’s responsibility to help enable the Company to comply with, Rule 13p-1; and

•	the Electronic Industry Citizenship Coalition and Global e-Sustainability Conflict Minerals Reporting Template (“CMRT”) with a request that the suppliers complete the CMRT by a specified deadline.

The Company followed-up with a reminder communication to all Relevant Suppliers prior to the specified CMRT deadline. In addition to the e-mail or hard copy communication, the Company posted the communication and the CMRT on its Supplier Web Portal.

For the 2016 reporting period, the Company received a total of 124 responses to the communication described above. The responses consisted of the following:

•
39 Relevant Suppliers responded that such supplier’s products contained one or more Conflict Minerals, however none specifically indicated (i) the country of origin of such Conflict Minerals, (ii) whether such Conflict Minerals were used in products or components supplied to the Company, or (iii) the smelters or refiners (each, a “SOR”) used by such suppliers in the production of such products.

•
6 Relevant Suppliers responded that such supplier’s products contained one or more Conflict Minerals and identified an aggregate of 329 SORs used by such suppliers in the production of such products, however, none specifically indicated the country of origin of such Conflict Minerals. Of the 329 SORs identified, 3 were located in a Covered Country, however, none of these suppliers indicated which SORs processed Conflict Minerals used in products or components supplied to the Company.

•	79 Relevant Suppliers responded that such supplier’s products did not contain Conflict Minerals.

As a result of the foregoing, we were unable to determine whether the Conflict Minerals that these suppliers reported were contained in products or components supplied to us, or to validate which of the identified SORs are actually in our supply chain.

Due Diligence Process

As (based on its RCOI) the Company had reason to believe that some of its necessary Conflict Minerals may have originated in the Covered Countries and may not be from recycled or scrap sources, the Company exercised due diligence on the source and chain of custody of such Conflict Minerals.

In conducting its due diligence, the Company followed the OECD Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum, and tungsten (“OECD Guidance”), an internationally recognized due diligence framework.  The Company’s supply chain is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals.  The Company does not purchase Conflict Minerals directly from mines or SORs.  Therefore, the Company must rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.  Moreover, the Company believes that the SORs are best situated to identify the sources of Conflict Minerals.

The OECD Guidance identifies five due diligence steps:

Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices
Step 5: Report annually on supply chain due diligence

The following constitutes the procedures the Company used to identify supply chain risks in relation to Conflict Minerals in the Covered Products, and the due diligence activities undertaken to respond to those risks.

1.	Establish strong company management systems

a.
We have established and maintain a cross-departmental team that includes members from the Finance, Supply Chain, Engineering, and Legal departments, which meets on an as-needed basis during each reporting period, with participation from external advisers from time to time.

b.	The Company’s Conflict Minerals Policy incorporates the standards set forth in the OECD Guidance and is reviewed periodically.

c.	We maintain internal operating instructions that document the areas of responsibility and deliverables for each affected department.

d.
We have utilized the CMRT for collecting Conflict Minerals declarations from our supply base. The use of this tool has allowed us to assist our suppliers in understanding our expectations and requirements. We have also comm unicated to suppliers our expectation that they assist us in complying with our efforts related to our conflict minerals program. We have provided suppliers access to our Conflict Minerals Policy through the website above or upon request.

e.	Records of Conflict Minerals-related documentation are maintained electronically by the Company consistent with the Company’s record retention policy.

f.
We do not typically have a direct relationship with SORs. However, we have controls in place that are designed to uphold our core values and ethical standards in all interactions with customers, vendors, suppliers, shareholders, fellow employees, and others. These controls include a Code of Ethics and Business Conduct (the “Code”) that outlines expected behaviors for all employees, vendors, and independent contractors. This Code is publicly available on our website at http://investor.spiritaero.com/govdocs. Any person can utilize our automated ethics reporting system to proactively report a violation of our Code or other policies, including our Conflict Minerals Policy and related program efforts.

2.	Identify and assess risks in the Company’s supply chain

a.
We identified (through bills of materials, statements of work, and the results of our due diligence efforts from the prior year reporting period) all materials used in the Company’s production of aerostructures and aircraft parts that contain or may contain necessary Conflict Minerals.

b.	We identified all Relevant Suppliers through internal supply chain management and accounting systems.

c.
We conducted an RCOI with all of our Relevant Suppliers, which included use of the CMRT to help identify whether any necessary Conflict Minerals are included in the products or components supplied to the Company by such suppliers, and if so, their country of origin, as well as a request that the suppliers identify whether they have performed their own due diligence.

d.
In addition, we identified any relevant information reported by the supplier or available within the public domain (or the Company’s records) that might indicate that the Company’s necessary Conflict Minerals originated in one of the Covered Countries. To the extent that a survey response identified a SOR, we reviewed this information against the list of “compliant” and “active” SORs published in connection with the Conflict Free Sourcing Initiative’s Conflict Free Smelter Program (“CFSP”).

e.
We analyzed Relevant Supplier responses based on the supplier’s statement of work and bills of materials to aid in the determination as to whether such responses were consistent with the Company’s expectations. The Company communicated with suppliers whose responses were found to be incomplete in an effort to determine with specificity whether Conflict Minerals were contained in products or components supplied to the Company by such suppliers, and if so, their country or origin and relevant SORs. The Company also sent additional notifications to all unresponsive Relevant Suppliers. The Company received no response (to either the initial communication or any follow-up inquiries) from any Relevant Supplier indicating that Conflict Minerals in our Covered Products were from Covered Countries or benefited or financed armed groups therein.

3.	Design and implement a strategy to respond to the risks

Our Conflict Minerals team reports our findings annually to management prior to the issuance of Form SD and this report. Our Conflict Minerals team also reports any significant due diligence findings to management as they arise. If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, the Company determines that there is a reasonable risk that a supplier is sourcing Conflict Minerals that are directly or indirectly financing or benefiting armed groups in the Covered Countries, the Company will express its concerns with its suppliers about providing revenue to armed groups within the Covered Countries; and how to manage and/or mitigate the risk. There was no instance in our due diligence for the 2016 reporting period where we determined that it was necessary to implement risk mitigation efforts, temporarily suspend trade, or disengage with a supplier.

4.	Carry out independent third-party audit of smelter/refiner’s due diligence practices

As no direct relationship exists between the Company and a SOR, the Company does not perform or direct audits of these entities within our supply chain. However, downstream companies (like the Company) can support these audits by supporting or joining industry organizations. The Company is a member of the Aerospace Industries Association (the “AIA”), which is a trade association representing major aerospace and defense manufacturers and suppliers in the United States. The AIA created a Conflict Minerals Working Group (“CMWG”) that is tasked with providing education and best practices tools to help support Conflict Minerals control and responsible sourcing. The CMWG, among other activities, participated in the OECD Due Diligence Pilot Program. In addition, the Company relied on the CFSP to identify smelters who were found to be compliant with the CFSP assessment protocol, and incorporated that list, or reference thereto, into the supply-chain survey the Company sent to its Relevant Suppliers for their information.

5.	Report annually on supply chain due diligence

a.	Our Conflict Minerals team provided management with periodic process updates during the reporting period and through the Form SD filing date.

b.	Our Conflict Minerals team informed management of due diligence efforts and results with respect to the reporting period.

c.	We completed and filed this Conflict Minerals Report, and the Form SD to which it relates.

Based upon the due diligence described above (and given the response rate of the Company’s Relevant Suppliers, and the lack of specificity of information obtained from responding suppliers), the Company was unable to conclude whether the necessary Conflict Minerals in the Covered Products originated in the Covered Countries and, if so, whether they were from recycled or scrap sources, or came from sources that directly or indirectly financed or benefited armed groups, as such term is defined in Rule 13p-1.  As described above, none of the 39 responding Relevant Suppliers that indicated that their products contained a one or more Conflict Minerals specifically indicated (i) the country of origin of such Conflict Minerals, (ii) whether such Conflict Minerals were used in products or components supplied to the Company, or (iii) the SOR used in the production of such products. Further, with respect to the 6 responding Relevant Suppliers that included SOR information, the Company was unable to determine or describe the facilities used to process its necessary Conflict Minerals in the Covered Products or determine their mine(s) or location of origin, as no SOR information obtained was specifically linked to the Company’s products or components.  The Company’s efforts to identify the specific mine or location of origin of the Conflict Minerals included the use of the due diligence measures described above.

The Company continues to evaluate its diligence process and intends to take actions to improve the information gathered from suppliers. These steps include reviewing the list of “in-scope” products and suppliers, engaging with suppliers who did not provide responses to our survey above, engaging with responding suppliers to obtain current, accurate and complete information about the supply chain and supply chain participants closer to SORs, and participating in in industry initiatives encouraging “conflict-free” supply chains.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words or phrases, or the negative thereof, unless the context requires otherwise. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Actual outcomes and results may differ materially from forward-looking statements. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. These risks and uncertainties may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to the Conflict Minerals rule; changes in or developments related to our products or our supply chain; and industry developments relating to supply chain diligence, disclosure, and other practices. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise, except as required by law.

APPENDIX A

CONFLICT MINERALS POLICY

Spirit AeroSystems, Inc. is committed to the responsible sourcing of minerals throughout its global supply chain. In 2012, the U.S. Securities and Exchange Commission (“SEC”) issued a “conflict minerals” rule, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank,” which requires specified disclosures with respect to “conflict minerals” (cassiterite, columbite-tantalite (coltan), gold, wolframite and three specified derivatives: tantalum, tin and tungsten) which may have originated in the Democratic Republic of Congo (“DRC”) or any of the DRC’s adjoining countries (the “Covered Countries”) in products manufactured or contracted to be manufactured by Spirit AeroSystems. We are committed to complying with the Dodd-Frank disclosure requirements.

•	We support the aims and objectives of the U.S. legislation on the supply of “conflict minerals.”

•	We do not knowingly procure “conflict minerals” from sources that directly or indirectly benefit or finance armed groups in the Covered Countries.

•
We encourage our suppliers to establish policies, due-diligence frameworks and management systems consistent with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk-Areas that are designed to accomplish this goal, and request their suppliers to do the same.

•
We encourage our suppliers to undertake reasonable due diligence with their supply chains in an effort to assure that our “conflict minerals” are being sourced only from mines and smelters/refiners outside the Covered Countries, or mines and smelters/refiners which have been certified by an independent third party as “conflict free” if sourced within the Covered Countries.

Our intention is not to ban procurement of minerals from the DRC and adjoining countries, but to assure procurement from responsible sources in the region. If we determine that any of our products or components contain “conflict minerals” from a mine or facility in a Covered Country that is not “conflict-free,” we will work toward transitioning to products/components that are “conflict-free.”